Exhibit 10.1

CORNERSTONE REALTY INCOME TRUST, INC.

EXECUTIVE SEVERANCE PLAN

Adopted

As of October 25, 2004

Cornerstone Realty Income Trust, Inc., a Virginia corporation, (the “Company”) established the Cornerstone Realty Income Trust, Inc. Executive Severance Plan (the “Plan”), effective October 25, 2004, for the benefit of its eligible executives. The purpose of the Plan is to provide security to eligible executives in the event of a termination of employment under defined circumstances.

1.	Definitions. For purposes of this Plan:

(a) “Change in Control” shall mean:

(1) any person, including a “group” as defined in Section 13(d) (3) of the Securities and Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Cornerstone securities having 20% or more of the combined voting power of the then outstanding Cornerstone securities that may be cast for the election of Cornerstone’s directors (other than as a result of an issuance of securities initiated by Cornerstone, or open market purchases approved by the Cornerstone Board, as long as the majority of the Cornerstone Board approving the purchases is also the majority at the time the purchases are made); or

(2) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of Cornerstone before such transactions cease to constitute a majority of the Cornerstone Board, or any successor’s board, within two years of the last of such transactions.

(b) “Beneficiary” shall mean any person, other than an Executive, entitled to receive benefits under this Plan.

(c) “Cause” shall mean (i) the Executive’s continued or deliberate neglect of his or her duties, (ii) willful misconduct by the Executive injurious to the Company, whether monetary or otherwise, (iii) the Executive’s violation of any code or standard of ethics generally applicable to employees of the Company, (iv) the Executive’s active disloyalty to the Company, (v) the Executive’s conviction of a felony, (vi) the Executive’s habitual drunkenness or drug abuse, or (vii) the Executive’s excessive absenteeism unrelated to a disability (as defined in the Company’s long-term disability plan).

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Compensation Committee of the Board of Directors of the Company, which shall be responsible for the administration of the Plan.

(f) “Effective Date” means October 25, 2004.

(g) “Employment Agreement” shall mean the Executive’s current written contract of employment with the Company.

(h) “Executive” shall mean only the individuals employed by the Company as Senior Vice Presidents or Vice Presidents. Any individual who has an individual change-in-control agreement with the Company is not eligible to participate in the Plan. For purposes of this paragraph (h), “an individual change-in-control agreement” does not include restricted stock agreements or stock option agreements with the Company that contain change-in-control provisions.

(i) “Good Reason” shall exist if, without the Executive’s express written consent, there is (i) a reduction of the Executive’s annual salary to an amount which is less than the amount of the Executive’s Salary; (ii) a material reduction in the Executive’s duties with the Company, provided that a change in title or position shall not be “Good Reason” absent a material reduction in duties; or (iii) a relocation of more than 50 miles from the Executive’s Principal Office, without the consent of the Executive.

(j) “Outplacement Services Benefit” shall mean the benefit provided under Section 2(f).

(k) “Principal Office” shall mean the location at which the Executive is required to perform the majority of his or her services to the Company.

(l) “Salary” shall mean the an amount equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company in respect of the 12-month period immediately preceding the date of a Change in Control.

(m) “Salary Continuance Benefit” shall mean the benefit provided under Section 2(b).

(n) “Severance Benefit” shall mean the Salary Continuance Benefit, the Welfare Continuance Benefit, and the Outplacement Services Benefit.

(o) “Severance Period” shall mean the period beginning on the date an Executive’s employment with the Company terminates and ending:

(i) if the Executive is Senior Vice President, on the date 24 months thereafter, or

(ii) if the Executive is Vice President, on the date 12 months thereafter.

(p) “Welfare Continuance Benefit” shall mean the benefit provided in Section 2(e).

(q) “Welfare Plan” shall mean only a health plan, medical plan, dental plan, or life insurance plan, currently or hereafter made available by the Company in which an Executive (and his or her family) is eligible to participate.

2.	Benefits Upon Termination of Employment.

(a) Subject to the provisions of section 4, an Executive shall be entitled to a Severance Benefit if and only if:

(i) within one year after the date of a Change in Control, the employment of the Executive with the Company is terminated by the Company for any reason other than Good Cause, or

(ii) within one year after the date of a Change in Control, the Executive terminates his or her employment with the Company for Good Reason.

(b) The Salary Continuance Benefit shall be the aggregate of:

(i) the Executive’s Salary at the time his or her employment with the Company terminates payable for the applicable Severance Period as a lump sum within 30 days after the Executive’s termination of employment; and

(ii) the amount of the annual cash bonus paid to the Executive for the year immediately prior to the year in which the Executive’s employment with the Company terminates payable as a lump sum within 30 days after the Executive’s termination of employment.

(c) Payment of the Salary Continuance Benefit shall be subject to the following terms and conditions:

(i) Salary Continuance Benefits shall be made net of all required federal and state withholdings taxes and similar required withholdings, as well as any excise taxes.

(iii) Payment of the Salary Continuance Benefit shall not affect the entitlement of the Executive or any other person entitled to receive benefits with respect to the Executive under any retirement plan, Welfare Plan, or other plan or program maintained by the Company in which the Executive participates at the date of termination of employment; provided however, the payment of the Salary Continuance Benefit under this Plan shall be in lieu of and not in addition to any other severance benefits payable under a plan or program maintained by the Company.

(d) For a period of up to twelve months beginning on the date on which an Executive’s employment with the Company terminates, an Executive and his or her dependents will continue to be covered by all Welfare Plans in which he or she and his or her dependents were participating immediately prior to the date on which his or her employment with the Company terminated (the “Welfare Continuance Benefit”). Any changes to any Welfare Plan during the Severance Period shall be applicable to the Executive and his or her dependents as if he or she continued to be an employee of the Company. The Company will pay the costs of the Welfare Continuance Benefit for the Executive and his or her dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans. If such participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan, the Company will provide substantially identical benefits directly or through another insurance arrangement. The Welfare Continuance Benefits as to any Welfare Plan will cease if and when the Executive obtains employment with another employer during the twelve-month period beginning on the date on which his or her employment with the Company terminates, and becomes eligible for coverage under any substantially similar welfare plan provided by his or her new employer.

(e) The Outplacement Services Benefit shall consist of payment of the actual costs of complete outplacement services, including job search and interview skill services provided to the Executive. The services shall be provided by a nationally recognized outplacement organization selected by the Executive with the approval of the Company (which approval shall not be unreasonably withheld). The services shall be provided for a period of up to 24 months beginning on the date on which the Executive’s employment with the Company terminates. The Company will pay the Executive for the actual costs of the services, up to a maximum cost of $15,000 for a Senior Vice President and $10,000 for a Vice President.

3.	Death.

If an Executive dies while receiving a Severance Benefit, any remaining unpaid Severance Benefit shall be forfeited.

4.	Release of Claims.

In consideration for and as a condition to receiving any payments under this Plan, the Executive must execute a written release in a form provided by the Company. In addition to any other provisions determined by the Company, the release may provide that the Executive agrees, for himself or herself and his or her heirs, representatives, successors and assigns, that the Executive has finally and permanently separated from employment with the Company, and that he or she waives, releases and forever discharges the Company from any and all claims, known or unknown, that he or she has or may have, including but not limited to those relating to or arising out of his or her employment with the Company and the termination thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, or any other federal, state or local law relating to employment, employee benefits or the termination of employment, excepting only any claims to vested retirement benefits.

5.	No Setoff.

The Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Payment of a Severance Benefit shall be in addition to any other amounts otherwise payable to the Executive, including any accrued but unpaid vacation pay, except as provided in Section 2(c)(iii). No payments or benefits payable to or with respect to an Executive pursuant to this Plan shall be reduced by any amount the Executive may owe to the Company (except for amounts owed to the Company on account of loans, travel or standing advances, personal charges on Company credit cards or accounts, or the value of Company property not returned to the Company), or by any amount an Executive may earn or receive from employment with another employer or from any other source, except as expressly provided in section 2(d).

6.	No Assignment of Benefit.

No interest of any Executive or any Beneficiary under this Plan, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

7.	Benefits Unfunded.

All rights under this Plan of the Executives and Beneficiaries, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. The Executives and Beneficiaries shall have only the rights of general unsecured creditors of the Company.

8.	Administration

(a) The Committee will administer the Plan. The Committee has the sole discretion and authority to interpret the terms of the Plan and to decide factual and other questions relating to the Plan and Plan benefits, including questions relating to eligibility for, entitlement to, and payment of benefits. When making any determination or calculation, the Committee is entitled, but is not required, to rely upon the accuracy and completeness of information furnished by the Company’s employees and agents. The Committee’s reasonable interpretations of the Plan and factual determinations concerning benefit issues are final and binding on all persons. Only the Committee is authorized to interpret the Plan. Employees may not rely on any representation, whether oral or in writing, made by any other person concerning the Plan and entitlement to benefits under the Plan.

(b) The Committee may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan. The Committee’s other powers and duties include, but are not limited to: creating and enforcing such rules and regulations as it deems necessary or proper for the efficient administration of the Plan or to comply with applicable law; computing the amount of benefits payable from the Plan to any employee or former employee in accordance with the terms of the Plan, and to determine the person or persons to whom such benefits will be paid; authorizing the payment of benefits; keeping such records and submitting such filings, elections, applications, returns or other documents or forms as may be required; appointing such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan; and allocating or delegating its duties, as it deems appropriate.

(c) The Company will indemnify and hold harmless the members of any Committee and/or any other person to whom it delegates its responsibilities under the Plan; provided, however, that such person does not act with gross negligence or willful misconduct.

(d) All claims under this Plan will be processed by the Committee. If an individual has submitted a claim for benefits and the claim is denied, in whole or in part, the Committee will provide written notice of the denial within 90 days after receipt of the claim, or within 180 days after such receipt if special circumstances require an extension of time. If special circumstances require an extension of time, the Committee will provide written notice of the extension before the end of the initial 90-day period. The notice of extension will explain the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision.

(e) The written notice of denial will contain the following: (a) the specific reason or reasons for denial; (b) a reference to specific Plan provisions on which the denial is based; (c) a description of any additional material or information necessary to perfect the claim, and an explanation of why the material or information is necessary; and (d) an explanation of the Plan’s appeals procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action following a denial of the claim on appeal.

(f) The claimant may appeal a denied claim at any time within 60 days following the date he received written notice of the denial. A failure to file an appeal within 60 days will constitute a waiver of the right to appeal the denied claim. An appeal should be made in writing to the Committee and should state the claimant’s name and address, the fact that he is disputing the denial of a claim, the date of the initial notice of denial, and the reason(s), in clear and concise terms, for disputing the denial. During the appeal process, the Committee will: (a) provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; (b) accept written comments, documents, records and other information relating to the claim; and (c) provide a review that takes into account all comments, documents, records and other information submitted, without regard to whether such information was submitted or considered in the initial determination. Unless special circumstances require an extension of time for processing, the Committee will provide notice of the decision on appeal within 60 days after receipt of the written appeal. If an extension is necessary due to special circumstances, the Committee will provide written notice of the required extension prior to the expiration of the initial 60-day period. The notice will indicate the circumstances requiring the extension and the date by which the Committee expects to render a decision. The extension may be for up to 60 additional days. The written notice of denial upon appeal will contain the following: (a) the specific reason for the decision and specific reference to the provisions of the Plan on which the decision is based; (b) a statement that the claimant is entitled to receive, upon request and free of charge, copies of all documents, records and other information relevant to the claim; and (c) an explanation of the claimant’s right to bring a civil action.

9.	Applicable Law.

This Plan shall be construed and interpreted pursuant to the laws of the Commonwealth of Virginia.

10.	No Employment Contract.

Nothing contained in this Plan shall be construed to be an employment contract between an Executive and the Company.

11.	Severability.

In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

12.	Successors.

The Plan shall be binding upon and inure to the benefit of the Company, the Executives and their respective heirs, representatives and successors.

13.	Amendment and Termination.

The Board of Directors of the Company shall have the right to amend the Plan from time to time and may terminate the Plan at any time, except as provided below:

(a) No amendment may be made to the Plan and the Plan may not be terminated for a period of one year after the date of a Change in Control, and

(b) No amendment or termination shall reduce the benefits payable to an Executive who is receiving a Severance Benefit.

Cornerstone Realty Income Trust, Inc.

Date:	October 25, 2004	By	/s/ Glade M. Knight

Attest:

/s/ J. Philip Hart
Secretary